Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Auddia, Inc. of our report dated March 5, 2025, relating to our audits of the December 31, 2024 and 2023 financial statements of Auddia, Inc. Our audit report includes an explanatory paragraph relating to Auddia Inc.’s ability to continue as a going concern.

/s/ Haynie & Company

Salt Lake City, Utah

September 23, 2025